EXHIBIT 99.1
OSG
Overseas Shipholding Group, Inc.
                                              Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS THIRD QUARTER 2010 RESULTS

Highlights

-	Third quarter 2010 TCE revenues were $208.6 million, up marginally from $207.3 million in the year ago period
-	Third quarter Loss was $31.8 million, or $1.06 per diluted share compared with a loss of $19.6 million, or $0.73 per diluted share
-
Adjusted for special items, third quarter Loss was $26.8 million, or $0.89 per diluted share.  Special items included a loss on vessel sales and other assets and the Company’s share of the mark-to-market loss on certain interest rate swaps in its FSO joint venture

-	The bareboat charter on an International Flag MR was cancelled and the vessel purchased
-	Two LR1s scheduled for delivery in 2011 were swapped for two Aframaxes delivering in 2013
-	The FSO Africa commenced a three-year service contract during the quarter
-	Overseas Kythnos and Overseas Anacortes delivered during the quarter
-	Regular quarterly dividend of $0.4375 per share announced September 21, 2010

New York – November 2, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the third quarter and nine months ended September 30, 2010.

For the quarter ended September 30, 2010, the Company reported TCE1 revenues of $208.6 million, a marginal increase from $207.3 million in the third quarter of 2009.  Quarter-over-quarter TCE revenues were impacted by the mix of spot and time charter voyages.  Sixty-three percent of the Company’s TCE revenues were derived from spot earnings in the third quarter of 2010 compared with 43% in the year ago period.  Net loss attributable to the Company (Loss2) for the quarter ended September 30, 2010 was $31.8 million, or $1.06 per diluted share, compared with a Loss of $19.6 million, or $0.73 per diluted share, in the same period a year ago.  Adjusted for special items, third quarter Loss was $26.8 million, or $0.89 per diluted share, compared with a Loss in the third quarter of 2009 of $26.3 million, or $0.98 per diluted share.  Details on special items are provided later in this press release.

Morten Arntzen, President and CEO of OSG stated, “Our financial results reflect the continuing challenges facing the global tanker industry in 2010.  Although world oil demand is recovering from the trough of 2009, high levels of vessel deliveries, sluggish ton-mile growth and modest North America oil demand have negatively impacted our results.  In this difficult spot market, we are focused on strengthening our businesses and taking all measures within our control that enhance our long-term prospects.  We continue to improve and execute our newbuilding and conversion program and took delivery of Overseas Anacortes which began a three-year charter to Tesoro at an attractive level.  We completed another round of restructuring our Products newbuilding contracts resulting in a win for OSG.  The FSO Africa commenced a three-year service contract, which will significantly improve the results on this vessel in the fourth quarter and beyond.  I am pleased that we continue to control expenses both ashore and at sea without diminishing the quality of service to our customers or the technical performance of our fleet.”

Arntzen concluded, “The pace of the global economic recovery remains uncertain, thus continued financial discipline is critical.  I am confident that our market-leading commercial and technical platforms in Crude, Products and U.S. Flag, combined with our strong balance sheet and liquidity position, will enable OSG to emerge at the head of the pack when our markets recover.”

TCE revenues for the crude oil segment were $95.3 million, a 5% decrease from $99.8 million in the same period a year ago.  The decline was predominantly due to a shift in the mix of spot and fixed charters in the comparable periods.  While VLCC spot rates increased in the quarter-over-quarter period, rates for synthetic time charters, which represented 7% of revenue days in the third quarter of 2010 compared with 67% in the same period a year ago, declined significantly quarter-over-quarter.  In addition, crude oil TCE revenues declined due to substantial idle time for two double sided Aframaxes in the international flag lightering business and a decline of 226 revenue days.  Products TCE revenues increased 4% to $47.9 million from $46.0 million in the same period a year ago.  The increase in Products TCE revenues reflected an increase in 579 revenue days in the MR class, partially offset by the impact of two LR1s that were out of service undergoing repairs.  U.S. Flag TCE revenues increased 3% to $61.3 million from $59.5 million, principally due to the delivery of four vessels to the U.S. Flag fleet since June 2009, partially offset by the sale of two older vessels and an increase of vessels in layup.  There were five U.S. Flag vessels in layup for a total of 460 days in the third quarter of 2010.

For the nine months ended September 30, 2010, the Company reported TCE revenues of $670.1 million, a 10% decrease from $748.5 million in 2009.  During the first nine months of 2010, approximately 65% of the Company’s TCE revenues were derived from spot earnings compared with 50% in the first nine months of 2009.  Loss for the first nine months of 2010 was $79.0 million, or $2.71 per diluted share, compared with Earnings of $93.3 million, or $3.47 per diluted share, a year ago.  Adjusted for special items, the Loss in the first nine months of fiscal 2010 was $39.4 million, or $1.36 per diluted share, compared with Loss of $7.2 million, or $0.27 per diluted share, in the same period a year earlier.

Select Quarterly Income Statement Detail

-
Vessel expenses were $64.0 million, a 4% decrease from $66.7 million in the same period a year ago.  The decline is principally attributable to lower crew costs, timing of delivery of lubricating oils and reduced expenses for  stores and spares and repairs in the crude and products fleets in the current period;

-
General and administrative expenses were $25.1 million, an 11% decrease from $28.3 million in the same period a year ago.  The decline reflects ongoing expense reduction efforts companywide.  In addition, the 2009 period included $1.7 million of costs associated with the tender offer for the publicly traded units of OSG America L.P. that was completed in the fourth quarter last year; and

-
Equity in results of affiliated companies was a loss of $165,000.  The loss reflects the impact of floating-to-fixed interest rate swap agreements associated with the FSO Africa debt that were de-designated as hedges as of March 31, 2010 and are therefore marked-to-market through earnings, and costs associated with the FSO Africa prior to commencement of its service contract on August 30, 2010.  The Company’s share of the mark-to-market loss on the FSO Africa swaps during the quarter was $3.0 million and totaled $11.5 million for the nine months ended September 30, 2010.

Special Items

Special items that affected reported results in the third quarter of 2010 increased the quarterly Loss by an aggregate of $4.9 million, or $0.17 per share.   A detailed schedule of these special items for the three and nine months ended September 30, 2010 and 2009 is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.
-	$1.7 million, or $0.06 per diluted share, associated with loss on vessel sales and other assets;
-	$3.0 million, or $0.10 per diluted share, related to the mark-to-market loss on interest rate swaps on the FSO Africa; and
-	$0.3 million, or $0.01 per diluted share, associated with the mark-to-market loss on available for sale marketable securities.

Liquidity and Other Financial Metrics

-
Cash and cash equivalents, and short-term investments totaled $351 million as of September 30, 2010, a decrease from $525 million at year end.  Uses of cash during the period included payments for vessels under construction, cash contributed to the FSO Joint Venture in connection with the conversion of the FSO Africa and collateral posted in connection with the FSO Joint Venture debt facility;

-	Total debt was $1.86 billion, up slightly from $1.85 billion as of December 31, 2009;
-
Liquidity3, including undrawn bank facilities, was approximately $1.5 billion and liquidity-adjusted debt to capital4 was 44.2%, up from 40.1% as of December 31, 2009.  The increase in the ratio from December 31, 2009 reflects a $46.7 million increase in the unrealized loss on interest rate swaps included in Equity;

-
On July 1, 2010, the Company prepaid $42.2 million of secured term loans due through 2014 with an average interest rate of 6%.  As of September 30, 2010, 32.5% of the net book value of the Company’s vessels were pledged as collateral; and

-
Construction contract commitments were $370 million, a decrease of $152 million from $522 million as of December 31, 2009. The $370 million as of September 30, 2010 is before the $5 million increase discussed below in Segment Activity – Products.

Segment Activity

Crude Oil

-
On August 19, 2010, OSG signed a new service agreement with Maersk Oil Qatar AS (MOQ) for the FSO Africa, a floating storage and offloading (FSO) service vessel. The duration of the contract is for three years and commenced on August 30, 2010.  The rate consists of a base rate, which will increase if and when more capacity and features of the FSO are used by MOQ.  The FSO Africa is jointly owned by OSG and Euronav N.V. (Euronext Brussels: EURN);

-
A new pool partner joined the Company’s Aframax International (AI) commercial pool during the quarter.  The Dr. Peters Group entered one vessel in the third quarter and is expected to add one additional vessel in the fourth quarter of 2010.  Forty-seven vessels currently operate in the AI pool, which trades predominantly in the Atlantic Basin; and

-	The Action, a time chartered-in Aframax redelivered on October 24, 2010.

Products

OSG has actively managed its products orderbook over the past 18 months by negotiating price reductions, vessel swaps and modified delivery dates.

-
On August 17, 2010, the Overseas Kythnos delivered.  The 50,284 dwt MR product carrier was bareboat chartered-in for five years.  On October 26, OSG purchased the vessel and cancelled the bareboat charter-in commitment.  The vessel is part of the Company’s core fleet of medium-range product carriers that trade predominantly in the Atlantic Basin;

-
In October 2010, OSG finalized amendments to certain construction contracts, the result of which was to replace contracts for two LR1s with scheduled delivery dates in 2011 with two crude Aframaxes slated to deliver in 2013.  These amendments increase the Company’s remaining construction commitments by less than $5 million; and

-
Two new pool partners joined the Company’s Clean Products International (CPI) commercial pool in the period.  Koenig & Cie joined the pool by adding one vessel in the third quarter.  Mitsui O.S.K. entered one vessel in the third quarter and is expected to add one additional vessel in the fourth quarter of 2010.  As of September 30, 2010, the CPI pool totals 14 operating vessels with the expectation of reaching 15 vessels by year end.  The CPI pool is focused on Atlantic Basin trades.

U.S. Flag

-
On August 31, 2010, Overseas Anacortes delivered.  The vessel, a 46,656 dwt U.S. Flag Jones Act product carrier, is bareboat chartered-in for five years and the Company has extension options for the life of the vessel.  The vessel has been chartered-out to Tesoro for three years;

-	On July 1, 2010 and August 18, 2010, Overseas Philadelphia and Overseas Diligence were sold, respectively.
-
As of September 30, 2010, five U.S. Flag vessels remain in layup, including Overseas Galena Bay, which is classified as held for sale on the Company’s balance sheet as of September 30, 2010 and expected to be sold in the fourth quarter of 2010.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the three months ended September 30, 2010 and comparable period of 2009, between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended September 30, 2010 totaled 9,399 compared with 9,238 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

1See Appendix 1 for reconciliation of TCE revenues, a non-GAAP measure, to shipping revenues.

2References to Results, Earnings or Loss refers to Net Income / (Loss) attributable to Overseas Shipholding Group, Inc.

3Liquidity is defined as cash plus short-term investments plus availability under the Company’s unsecured credit facility.

4Liquidity-adjusted debt is defined as long-term debt reduced by cash.

	Three Months Ended Sept. 30, 2010			Three Months Ended Sept. 30, 2009
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC
Average TCE Rate	$32,017	$32,578		$22,977	$38,920
Number of Revenue Days	1,245	92	1,337	436	890	1,326
Suezmax
Average TCE Rate	$19,185	$—		$14,000	$—
Number of Revenue Days	285	—	285	206	—	206
Aframax
Average TCE Rate	$15,518	$20,980		$9,266	$30,972
Number of Revenue Days	915	87	1,002	920	313	1,233
Aframax – Lightering1
Average TCE Rate	$21,171	$—		$17,844	$—
Number of Revenue Days	759	—	759	890	—	890
Panamax2
Average TCE Rate	$16,557	$17,102		$14,298	$24,940
Number of Revenue Days	458	364	822	592	368	960
Other Crude Oil Revenue Days1	276	—	276	92	—	92
Total Crude Oil Revenue Days	3,938	543	4,481	3,136	1,571	4,707
Business Unit – Products
LR2
Average TCE Rate	$8,479	$—		$—	$17,046
Number of Revenue Days	92	—	92	—	92	92
LR1
Average TCE Rate	$15,915	$—		$14,813	$—
Number of Revenue Days	184	—	184	364	—	364
MR
Average TCE Rate	$13,057	$22,193		$11,766	$22,333
Number of Revenue Days	2,089	782	2,871	1,279	1,095	2,374
Total Refined Products Revenue Days	2,365	782	3,147	1,643	1,187	2,830
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$—	$49,350		$40,660	$44,364
Number of Revenue Days	—	846	846	81	735	816
ATB
Average TCE Rate	$20,826	$32,654		$28,334	$32,284
Number of Revenue Days	391	49	440	338	183	521
Lightering
Average TCE Rate	$32,217	$—		$30,003	$—
Number of Revenue Days	301	—	301	272	—	272
Total U.S. Flag Revenue Days	692	895	1,587	691	918	1,609
Other Revenue Days	—	184	184	—	92	92
TOTAL REVENUE DAYS	6,995	2,404	9,399	5,470	3,768	9,238
1Other Crude Oil revenue days includes the Company’s ULCC and for the quarter ended September 30, 2010 two double-sided Aframaxes, which had substantial idle time in the period, that were previously included in Aframax Lightering.   2Includes one vessel performing a bareboat charter-out during the three months ended September 30, 2010 and 2009.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
Shipping Revenues:
Pool revenues	$81,497	$78,352	$301,089	$320,195
Time and bareboat charter revenues	71,707	79,289	205,083	250,632
Voyage charter revenues	106,724	85,935	307,413	280,209
	259,928	243,576	813,585	851,036
Operating Expenses:
Voyage expenses	51,370	36,278	143,504	102,564
Vessel expenses	64,009	66,673	195,745	210,151
Charter hire expenses	91,068	93,505	270,313	309,442
Depreciation and amortization	42,195	40,977	127,333	129,748
General and administrative	25,085	28,313	76,393	84,720
Severance and relocation costs	-	-	-	2,317
Shipyard contract termination costs	-	(5,141)	(627)	27,074
(Gain) / loss on disposal of vessels and other assets, net of impairments	1,722	(830)	29,273	(128,125)
Total Operating Expenses	275,449	259,775	841,934	737,891
Income / (Loss) from Vessel Operations	(15,521)	(16,199)	(28,349)	113,145
Equity in income / (loss) of affiliated companies	(165)	2,480	(5,508)	6,068
Operating Income / (Loss)	(15,686)	(13,719)	(33,857)	119,213
Other income	155	873	494	1,354
	(15,531)	(12,846)	(33,363)	120,567
Interest expense	17,739	10,933	49,225	33,208
Income / (Loss) before Federal Income Taxes	(33,270)	(23,779)	(82,588)	87,359
Credit for federal income taxes	1,516	1,850	3,624	6,153
Net Income / (Loss)	(31,754)	(21,929)	(78,964)	93,512
Less: Net (Income) / Loss Attributable to the Noncontrolling Interest	-	2,305	-	(180)
Net Income / (Loss) Attributable to Overseas Shipholding Group, Inc.	$(31,754)	$(19,624)	$(78,964)	$93,332
Weighted Average Number of Common Shares Outstanding:
Basic	30,146,783	26,864,527	29,276,685	26,863,817
Diluted	30,146,783	26,864,527	29,276,685	26,871,110
Per Share Amounts:
Basic net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(1.06)	$(0.73)	$(2.71)	$3,47
Diluted net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(1.06)	$(0.73)	$(2.71)	$3,47
Cash dividends declared	$0.44	$0.44	$1.75	$1.75

Consolidated Balance Sheets

($ in thousands)	Sept. 30, 2010	Dec. 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$350,653	$474,690
Short-term investments	—	50,000
Voyage receivables	135,273	146,311
Other receivables, including federal income taxes recoverable	121,660	100,140
Inventories, prepaid expenses and other current assets	63,315	46,225
Total Current Assets	670,901	817,366
Capital Construction Fund	—	40,698
Restricted cash	—	7,945
Vessels and other property, including construction in progress of $632,246 and $859,307, less accumulated depreciation	3,017,821	2,942,233
Vessels held for sale	3,738	—
Deferred drydock expenditures, net	47,566	58,535
Total Vessels, Deferred Drydock and Other Property	3,069,125	3,000,768
Investments in affiliated companies	281,962	189,315
Intangible assets, less accumulated amortization	84,433	99,088
Goodwill	9,589	9,589
Other assets	83,636	43,672
Total Assets	$4,199,646	$4,208,441

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$165,840	$149,891
Current installments of long-term debt	44,607	33,202
Total Current Liabilities	210,447	183,093
Long-term debt	1,820,275	1,813,289
Deferred gain on sale and leaseback of vessels	50,659	82,500
Deferred federal income taxes and other liabilities	261,332	261,704
Total Liabilities	2,342,713	2,340,586
Equity
Overseas Shipholding Group, Inc.’s equity	1,856,933	1,867,855
Total Equity	1,856,933	1,867,855
Total Liabilities and Equity	$4,199,646	$4,208,441

Consolidated Statements of Cash Flows

($ in thousands)	Nine Months Ended Sept. 30,
	2010	2009
Cash Flows from Operating Activities:
Net income / (loss)	$(78,964)	$93,512
Items included in net income / (loss) not affecting cash flows:
Depreciation and amortization	127,333	129,748
Loss on write-down of vessels and intangible assets	28,783	12,500
Amortization of deferred gain on sale and leasebacks	(31,841)	(34,336)
Compensation relating to restricted stock and stock option grants	8,678	9,969
Credit for deferred federal income taxes	(4,644)	(7,000)
Unrealized gains on forward freight agreements and bunker swaps	(237)	(1,200)
Undistributed earnings of affiliated companies	14,991	8,894
Other—net	6,066	7,273
Items included in net income / (loss) related to investing and financing activities:
Loss on sale or write-down of securities—net	783	3,290
Loss / (gain) on disposal of vessels–net	490	(140,625)
Payments for drydocking	(14,078)	(24,590)
Changes in operating assets and liabilities	(22,021)	148,633
Net cash provided by operating activities	35,339	206,068
Cash Flows from Investing Activities:
Short-term investments	-	(50,000)
Disposal of short-term investments	50,000	—
Proceeds from sales of investments	190	159
Expenditures for vessels	(240,230)	(362,548)
Withdrawals from Capital Construction Fund	40,726	8,265
Proceeds from disposal of vessels	5,252	301,182
Expenditures for other property	(1,968)	(3,093)
(Investments in and advances to) / distributions from affiliated companies—net	(152,155)	8,822
Shipyard contract termination payments	(1,973)	(20,476)
Other—net	1,556	2,120
Net cash used in investing activities	(298,602)	(115,569)
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	158,266	—
(Increase) / decrease in restricted cash	7,945	(7,945)
Purchases of treasury stock	(1,281)	(1,013)
Issuance of debt, net of issuance costs	511,745	299,156
Payments on debt and obligations under capital leases	(499,579)	(96,870)
Cash dividends paid	(38,391)	(35,338)
Issuance of common stock upon exercise of stock options	907	334
Distributions from subsidiaries to noncontrolling interest owners	-	(7,880)
Other—net	(386)	(1,382)
Net cash provided by financing activities	139,226	149,062
Net increase/(decrease) in cash and cash equivalents	(124,037)	239,561
Cash and cash equivalents at beginning of year	474,690	343,609
Cash and cash equivalents at end of period	$350,653	$583,170

Fleet Information

As of September 30, 2010, OSG’s owned and operated fleet totaled 112 International Flag and U.S. Flag vessels up from 102 vessels as of September 30, 2009.  Fifty-five percent, or 62 vessels, were owned as of September 30, 2010, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program totaled 13 vessels (10 owned and three chartered-in) across its crude oil, product and U.S. Flag lines of business.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Sept. 30, 2010
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	9	9.0	6	6.0	15	15.0	4,727,398
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	7	6.0	13	12.0	1,460,387
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	5	4.0	7	6.0	642,319
International Flag Crude Tankers	28	27.0	20	18.0	48	45.0	8,637,984

LR2	—	—	1	1.0	1	1.0	104,024
LR1	2	2.0	2	2.0	4	4.0	297,374
MR1	13	13.0	18	18.0	31	31.0	1,484,610
International Flag Product Carriers	15	15.0	21	21.0	36	36.0	1,886,008
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	44	43.0	41	39.0	85	82.0	10,540,093

Handysize Product Carrier2	4	4.0	9	9.0	13	13.0	611,924
ATB2	7	7.0	—	—	7	7.0	204,150
Lightering ATB	3	3.0	—	—	3	3.0	121,532
Total U.S. Flag Operating Fleet	14	14.0	9	9.0	23	23.0	937,606

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	62	59.0	50	48.0	112	107.0	11,477,699 864,800 cbm
Newbuild Fleet

International Flag
VLCC	2	2.0	—	—	2	2.0	596,000
LR1	4	4.0	—	—	4	4.0	294,000
MR	2	2.0	1	1.0	3	3.0	147,350
Chemical Tanker	—	—	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	1	1.0	1	1.0	2	2.0	93,630
Lightering ATB	1	1.0	—	—	1	1.0	45,556
Total Newbuild Fleet	10	10.0	3	3.0	13	13.0	1,196,436
Total Operating & Newbuild Fleet	72	69.0	53	51.0	125	120.0	12,674,135 864,800 cbm
1Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carrier segment.
2Includes Overseas New Orleans, Overseas Puget Sound, Overseas Galena Bay, OSG 214 and OSG 209, which were in layup at September 30, 2010.

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
($ in thousands)	2010	2009	2010	2009
Time charter equivalent revenues	$208,558	$207,298	$670,081	$748,472
Add: Voyage Expenses	51,370	36,278	143,504	102,564
Shipping revenues	$259,928	$243,576	$813,585	$851,036

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months and nine months ended September 30, 2010 and 2009:

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
($ in thousands)	2010	2009	2010	2009
Expenditures for vessels	$63,202	$180,939	$240,230	$362,548
Investments in and advances to affiliated companies	4,688	37,363	167,646	84,422
Payments for drydockings	5,021	10,415	14,078	24,590
	$72,911	$228,717	$421,954	$471,560

Appendix 3 – Fourth Quarter 2010 TCE Rates

The Company has achieved the following average estimated TCE rates for the fourth quarter of 2010 for the percentage of days booked for vessels operating in select segments through October 15, 2010. The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		Fourth Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 10/15/10	Open as of 10/15/10	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$15,000	768	547	1,315	58%
VLCC – Fixed	$28,500	29	—	29	100%
Suezmax – Spot	$21,000	138	101	239	58%
Aframax – Spot	$7,000	310	693	1,003	31%
Aframax – Fixed	$21,000	139	—	139	100%
Aframax Lightering1	$15,500	149	349	498	30%
Panamax – Spot	$15,000	103	352	455	23%
Panamax – Time	$17,500	368	—	368	100%
Business Unit – Refined Petroleum Products
LR1 – Spot	$14,500	58	260	318	18%
MR – Spot	$13,000	606	1,542	2,148	28%
MR – Time	$20,500	749	—	749	100%
Business Unit – U.S. Flag
Handysize Product Carrier – Time	$50,000	890	—	890	100%
ATB – Spot	$26,500	105	301	406	26%

1 Excludes two double-sided Aframaxes that had substantial idle time in the third quarter of 2010.

Appendix 4 – 2011 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for 2011 as of October 15, 2010.

	Fixed Rates and Revenue Days as of 10/15/10
	Q1 2011	Q2 2011	Q3 2011	Q4 2011
Business Unit – Crude Oil
Aframax
Average TCE Rate	$22,000	$21,500	$21,000	$—
Number of Revenue Days	125	107	77	—
Panamax1
Average TCE Rate	$17,500	$18,000	$18,500	$18,500
Number of Revenue Days	360	328	276	211
Business Unit – Refined Petroleum Products
MR
Average TCE Rate	$19,500	$19,500	$20,000	$21,500
Number of Revenue Days	275	273	249	69
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$50,000	$52,000	$53,000	$53,000
Number of Revenue Days	900	895	920	831

1Includes one vessel on bareboat charter.

# # #

Conference Call Information
OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-8416 (domestic) and (480) 629-9808 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations, Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone until November 9, 2010.  The number for the replay is (877) 870-5176 (domestic) and (858) 384-5517 (international).  The passcode for the replay is 4374786.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels and timing of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the fourth quarter of 2010 and estimated TCE rates for 2011, timely delivery of newbuildings in accordance with contractual terms, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2009 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.